Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of 01 January 2020 (the “Effective Date”), is by and between PHI Group, Inc. (the “Company”) and James Hinch (“Executive”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company; and

WHEREAS, the parties desire to set forth in writing the terms and conditions of their understandings and agreements in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement:

1. Employment Period.

(a) Subject to Section 4, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2022, subject to earlier termination as set forth in Section 4 (the “Initial Employment Period”). At the end of the Initial Employment Period, the Employment Period shall automatically be renewed and extended for an additional twelve (12) months commencing on January 1, 2023 and on each successive one-year anniversary of January 1, 2023 thereafter (each, a “Renewal Term”), unless, not less than 60 days prior to the end of the Initial Employment Period or any Renewal Term, either the Executive or the Company has given the other prior written notice of nonrenewal (a “Non-Renewal Notice”). The term “Employment Period” as utilized in this Agreement shall refer to the Initial Employment Period and any Renewal Term(s).

(b) During the Employment Period, Executive shall serve as the Chief Administrative Officer of PHI Group, Inc. and Chief Operating Officer of PHI Americas, and such other assignments as mutually agreed and in so doing, shall report to the Board of Directors of the Company (the “Board”). Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position, and shall have such other powers and duties (including, but not limited to, holding officer positions with one or more subsidiaries of the Company) as may from time to time be prescribed by the Board. Executive’s principal place of employment shall be located in Lafayette, Louisiana, provided, however, that Executive shall be subject to the reasonable business travel requirements of the Company, which will include travel throughout the United States and such other locations as may be necessary to further the interests of the Company and its affiliates.

(c) During the Employment Period, Executive agrees to devote substantially all of his business time to the business and affairs of the Company and to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities.

During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, provided that service on any corporate board or committee shall be subject to the prior written approval of the Board and (ii) manage his personal investments, in each case, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

2. Compensation.

(a) Base Salary. The Company shall pay Executive an annual base salary (“Base Salary”) at the rate of $ 330,000 for services during the Employment Period. The Board or the compensation committee of the Board (the “Compensation Committee”) may annually review Executive’s annual Base Salary and may, at its discretion, elect to increase, but not decrease, Executive’s Base Salary at any time if it deems an increase is warranted. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but in no event shall the Base Salary be paid to Executive less frequently than monthly. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.

(b) Annual Bonus. With respect to each calendar year during the Employment Period, beginning with calendar year 2020, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in an amount to be determined by the Board or the Compensation Committee based on performance goals established by the Board or the Compensation Committee in its discretion, with Executive being eligible to earn a target annual bonus equal to 100% of his Base Salary (“Target Bonus”). Executive’s annual bonus paid during any calendar year may range from zero up to the Target Bonus. Any Annual Bonus earned with regard to a particular calendar year shall be paid to Executive no later than March 15 of the following calendar year, subject to Executive’s continued employment with the Company on the actual date of payment.

(c) MIP Grants. Executive shall be eligible to participate in the Company’s management incentive plan (the “MIP”) in accordance with the terms thereof and as determined by the Board or the Compensation Committee. Executive shall receive an initial equity grant under the MIP with a grant date value equal to $ 1,240,050, and all other terms relating to such equity grant shall be governed by the applicable Restricted Stock Unit Award Agreement. Subsequent to the initial equity grant, Executive may be eligible for additional compensatory equity grants at the sole discretion of the Board or the Compensation Committee.

3. Employee Benefits.

(a) During the Employment Period, Executive shall be eligible to participate in such employee benefit plans and programs that are maintained from time to time for senior executives of the Company, subject to the terms of such plans and programs as in effect from time to time. The Executive will be eligible to participate in the Company’s vacation, holiday, sick, personal and other leave policies as are provided to similarly-situated executives of the Company.

(b) Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities, in each case in accordance with applicable Company policies. The Company will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved accounts of such expenditures, in accordance with the Company’s expense reimbursement policy in effect from time to time; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred. No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.

4. Termination of Employment. Except as otherwise specified in a separate provision of this Section 4, either party may terminate this Agreement and Executive’s employment for any reason after providing thirty (30) days’ written notice to the otherparty.

(a) Termination by the Company for Cause or Voluntary Resignation by Executive without Good Reason. The Company may immediately terminate Executive’s employment at any time for Cause. Upon termination of Executive’s employment by the Company for Cause or a voluntary resignation by Executive without Good Reason, Executive shall only be entitled to (i) any accrued but unpaid Base Salary earned through the Date of Termination, (ii) any accrued but unused vacation time, and (iii) any unreimbursed business expenses incurred by Executive prior to the Date of Termination (to be paid in accordance with the provisions of Section 3(b)) (such payments in subclauses (i) through (iii), collectively, the “Accrued Compensation”), which amount(s) shall be paid within ten (10) business days after the Date of Termination. For purposes hereof, “Cause” means any of the following:

(i) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to Executive’s employment or service, or any willful violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or

(ii) Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii) A determination by the Board that Executive has materially breached this Agreement or the Business Protection Agreement attached hereto as Exhibit A (the “Business Protection Agreement”) which constitutes a part of this Agreement, where such breach is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which identifies the manner in which the Board believes Executive has so breached this Agreement; or

(iv) Executive’s failure to (x) perform the reasonable and customary duties of his position with the Company or (y) comply with any lawful, written directive by the Board, which failure is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which specifically identifies the nature of such failure; or

(v) Executive’s commission of any act or engagement in any activity which subjects Executive or the Company to public disrepute, contempt, scandal or ridicule, or which might cause reputational or financial harm to the Company.

(b) Termination by the Company without Cause, Resignation by Executive for Good Reason, or by the Company’s Non-Renewal. Upon termination of this Agreement pursuant to this Section 4(b) (i) by the Company without Cause (other than due to Executive’s death or Disability (as defined below), (ii) by Executive for Good Reason (as defined below), or (iii) upon the Company’s provision to Executive of a Non-Renewal Notice in accordance with Section 1(a), the Company shall pay or provide to Executive the following, subject to Executive’s compliance with Section 6 hereof (other than with respect to the Accrued Compensation):

(i) The Accrued Compensation;

(ii) Any earned but unpaid Annual Bonus with respect to the calendar year prior to the calendar year in which the Date of Termination occurs, paid at the same time Annual Bonuses are paid to other executives of the Company generally (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs) (the “Earned Bonus”);

(iii) the sum of (x) one times Executive’s then-current Base Salary plus (y) the lesser of (A) one times the Target Bonus for the year in which the Date of Termination occurs or (B) the average of Executive’s Annual Bonuses paid in respect of the last three calendar years prior to the calendar year in which the Date of Termination occurs (such sum, the “Severance Payment”); provided, that the calculation of the three- year average bonus amount referred to in subclause (B) shall only take into account any annual cash bonuses paid in respect of the 2020 calendar year and beyond (i.e., if Executive’s employment terminates during December 2022, the amount described in subsection (B) would be calculated by averaging the annual cash bonuses (including any amounts that are equal to $0) paid in respect of 2020 and 2021)), and shall exclude any KEIP and KERP payments. The Severance Payment will be paid in accordance with the Company’s payroll practices for a period of twelve months following the Date of Termination, subject to and in accordance with Section 6 of this Agreement;

(iv) a pro-rated Annual Bonus for the year in which the Date of Termination occurred (based on actual achievement of the applicable performance criteria, and pro-rated based on the number of days that Executive was employed by the Company during the year in which the Date of Termination occurs), paid at the same time Annual Bonuses are paid to other the Company executives generally (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs) (the “Pro Rata Bonus”); and

(v) Reimbursement for the employer portion of the monthly cost of maintaining health benefits for Executive as of the Date of Termination under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), excluding any short-term or long-term disability insurance benefits, for a period of 12 months following the Date of Termination (or, if earlier, until Executive becomes eligible to receive health benefits under a group health plan of a subsequent employer), to the extent the Executive properly elects COBRA coverage (the “Continuing COBRA Coverage”). Such reimbursements shall be paid in accordance with Sections 6 and 28 of this Agreement.

(c) Termination due to death or Disability. This Agreement will terminate automatically upon Executive’s death. Executive shall be deemed to have sustained a “Disability” if he shall have been unable to substantially perform his duties as an employee of the Company as a result of sickness or injury and shall have remained unable to perform any such duties for a period of more than one-hundred eighty (180) consecutive days in any twelve (12) month period. Upon termination of this Agreement as a result of death or Disability, Executive shall only be entitled to the following payments and benefits (subject to Section 6, other than with respect to the Accrued Compensation):

(i) The Accrued Compensation;

(ii) the Earned Bonus, and

(iii) the Pro Rata Bonus.

(d) Treatment of Equity Awards upon Termination. Treatment of any awards under the MIP will be governed by the terms and conditions of the MIP and the applicable award agreement(s).

(e) Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a Disability or by the Company for Cause or without Cause, then the date specified in a notice delivered to Executive by the Company of such termination, (iii) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination, and (iv) if Executive’s employment terminates due to the expiration of this Agreement following the provision of a Non-Renewal Notice, the last day of the then-current Employment Period (without any further renewals). The Employment Period will terminate upon any termination of Executive’s employment pursuant to this Section 4.

(f) Resignation for Good Reason. As used in this Agreement, “Good Reason” means, without Executive’s consent, any of the following:

(i) material diminution in Executive’s Base Salary (other than in connection with an across-the-board reduction effecting similarly-situated executives of the Company);

(ii) A material diminution in Executive’s duties and responsibilities to the Company following the date of this Agreement; and

(iii) A relocation of Executive’s principal place of employment by more than 50 miles from Executive’s principal place of employment specified in Section 1(b) of this Agreement; provided, that a relocation of the Company’s headquarters to Dallas-Fort Worth, TX or Houston, TX shall not constitute Good Reason.

The foregoing conditions will constitute Good Reason only if (A) Executive provides written notice to the Company within 30 days following the initial existence of the condition(s) constituting Good Reason and (2) the Company fails to cure such condition(s) within 30 days after receipt from Executive of such notice and (3) Executive resigns for Good Reason no later than 90 days after the initial existence of the facts or circumstances constituting Good Reason.

5. Employment.

Upon termination of this Agreement, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from all positions and the Board, if Executive is a member of the Board. Executive shall confirm the foregoing resignation(s) by submitting to the Company written confirmation of Executive’s resignation(s), and the Company’s obligations to pay any payments or benefits under this Agreement (other than the Accrued Compensation), including, without limitation, the Severance Payment, Continuing COBRA Coverage, Earned Bonus and/or Pro Rata Bonus, in connection with any applicable termination of employment, shall be subject to the Company’s receipt of such written confirmation.

6. Severance Agreement, Release and Continued Compliance.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payments or benefits under this Agreement (other than the Accrued Compensation), including, without limitation, the Severance Payment, Continuing COBRA Coverage, Earned Bonus and/or Pro Rata Bonus in connection with any applicable termination of employment, Executive agrees to execute a severance and general release agreement in a form specified by the Company, containing a waiver of all claims against the Company and its affiliates (the “Release”), within the twenty-one (21) day period immediately following the Date of Termination, and subsequently not revoke the Release during the seven day period commencing on the date following the day on which Executive first executes the Release. Subject to Executive’s compliance with this Section 6, the Severance Payment and any Continuing COBRA Coverage shall commence being paid on the 30th day following the Date of Termination (the “Payment Date”), with all amounts otherwise due prior to the Payment Date instead being paid on such Payment Date. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive any payments or benefits under this Agreement (other than the Accrued Compensation), including, without limitation, the Severance Payment, Continuing COBRA Coverage, Earned Bonus and/or the Pro Rata Bonus, in connection with any applicable termination of employment. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. Executive’s receipt of any payments or benefits under this Agreement (other than the Accrued Compensation and Reimbursements), including, without limitation, the Severance Payment, Continuing COBRA Coverage, Earned Bonus and/or Pro Rata Bonus in connection with any applicable termination of employment, will also be subject to Executive’s continued compliance with the restrictive covenants set forth in the Business Protection Agreement or any other agreement with the Company.

7. Business Protection Agreement.

The parties acknowledge and agree that, during his tenure with the Company, Executive has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including, but not limited to, (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies. In consideration for Executive’s continued employment with the Company and the compensation and benefits provided for under this Agreement, the Executive has executed the Business Protection Agreement attached hereto as Exhibit B, and shall remain in compliance with the terms thereof.

8. Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To the Company:	To Executive:
Board of Directors	At the most recent address on
Attn: Scott McCarty, Chairman	file with the Company.
301 Commerce Street, Suite 3200
Fort Worth, TX 76102-4140

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.

9. Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10. Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive without the express written consent of the Company (except in the case of death by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the assets or businesses of the Company.

11. Amendment.

This Agreement may be amended only by writing signed by both Executive and by a duly authorized representative of the Company (other than Executive).

12. Assistance in Litigation.

During the Employment Period and following termination of Executive’s employment, Executive shall reasonably cooperate with the Company and its agents in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge. The Company will provide reasonable compensation to Executive in respect of any cooperation or assistance under this section that is provided following termination of Executive’s employment, calculated on an hourly basis.

13. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

14. Entire Agreement.

This Agreement and the Business Protection Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter. Each subsidiary of the Company is an intended third-party beneficiary of this Agreement and may enforce its rights hereunder as though it were a party hereto.

15. Withholding.

The Company will have the right to withhold from any amount payable hereunder any federal, state, city, local or other taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.

16. Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

17. Remedies.

The parties recognize that upon Executive’s actual or threatened breach of this Agreement or the Business Protection Agreement, or upon the Company’s actual or threatened breach of this Agreement, the Company or Executive, as applicable, shall be entitled to seek and pursue all remedies available to it against the other party under law and equity. The parties agree that if one of the parties is found to have breached this Agreement (or, with respect to Executive, the Business Protection Agreement) by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys” fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

18. Non-Waiver.

The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.

19. Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. Unless otherwise specified, all references to a “Section” shall be deemed to refer to a Section of this Agreement.

20. No Inconsistent Obligations.

Executive represents and warrants that he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking or continuing employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

21. Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

22. Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning any tax consequences (including, but not limited to, state or Federal tax consequences) to Executive regarding the transactions contemplated by this Agreement.

23. Section 409A of the Code.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or to be treated as exempt therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise exempt from Section 409A shall be treated as excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment that are deemed to constitute non-qualified deferred compensation subject to Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Date of Termination of Executive’s employment hereunder (such applicable date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including, but not limited to, any taxes, penalties and interest under Section 409A), and neither the Company, nor any of its affiliates, shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all taxes, penalties or interest.

24. Excise Tax.

Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or any other plan, program arrangement or agreement of the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), then such Payment shall be delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the applicable change in control shall perform all calculations necessary to determine the foregoing. Such accounting firm shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this paragraph will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

25. Indemnification.

The Company will defend and indemnify Executive as required by the Company’s Bylaws and Certificate of Incorporation, to the maximum extent permitted by applicable law. During the Employment Period and thereafter (with respect to events occurring during the Employment Period), the Company will maintain and provide Executive with coverage under its directors’ and officers’ liability policy to the same extent that it provides such coverage to its other officers and directors generally.

26. Survival.

The provisions and obligations of this Agreement which, by their nature, require or contemplate full or partial performance after the termination or expiration of this Agreement or Executive’s employment with the Company survive termination of Executive’s employment or this Agreement.

27. Clawback.

Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement will be subject to recoupment in accordance with any existing clawback or recoupment policy of the Company, any clawback or recoupment policy of the Company as may be adopted or amended from time to time, or any clawback or, if applicable, recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the respective dates below.

EXECUTIVE

James Hinch

Date: 03/23/2020

PHI GROUP, INC.

By:
Its:	Chairman of the Board of Directors
Date:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

PHI Group, Inc.

By:
Name:	Scott McCarty
Title:	Chairman of the Board of Directors

PARTICIPANT

Name:	James Hinch
03/23/2020